QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

LIST OF SUBSIDIARIES OF NUCOTEC, INC.

1.
Salty's Warehouse, Inc., a Florida corporation

QuickLinks

LIST OF SUBSIDIARIES OF NUCOTEC, INC.